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                                                                    Exhibit 10.7

                          INDESCO TAX SHARING AGREEMENT

            TAX SHARING AGREEMENT (the "Tax Sharing Agreement"), made as of the first day of the fiscal year of Indesco Holdings Co., a Delaware corporation formerly known as AFA Holdings Co. ("Parent"), beginning on August 1, 1997 (the "Effective Date"), by and among Parent, Indesco International, Inc., a Delaware corporation formerly known as APC Holding, Inc. ("International"), Continental Sprayers International, Inc., a Delaware corporation formerly known as Continental Acquisition Corp. ("Continental"), and Afa Products, Inc., a Delaware corporation ("Afa Products"). International is a direct subsidiary and Continental and Afa Products are indirect subsidiaries of Parent includable in the consolidated federal income tax return of the affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) of which Parent is the common parent for all or part of the 52-53 week taxable year of the Indesco Group that begins on January 1, 1998 and ends on January 2, 1999.

            Parent and, for as long as they are members of an affiliated group (within the meaning of Code Section 1504) with Parent, International, Continental and Afa Products, together with corporations that subsequently become includable in such group, are referred to collectively as the "Parent Group" and members of the Parent Group other than Parent are referred to as "Indesco Subsidiaries".

            International and, for as long as Continental and Afa Products would be members of an affiliated group of which International is the common parent if International were not owned by a corporation with which it is affiliated within the meaning of Code Section 1504, Continental and Afa Products, together with corporations that subsequently would be members of such a group that are made parties to this Tax Sharing Agreement pursuant to Section 1.5 below, are referred to collectively as the "International Group" and individually as "International Subsidiaries".

            A consolidated federal income tax return of an affiliated group (within the meaning of Section 1504 of the Code) of which Parent is the common parent that includes at least one International Subsidiary is referred to below as a "Consolidated Return". For purposes of this Tax Sharing Agreement, "tax" includes any applicable interest, penalties and additions to tax.
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            The term "Credit Agreement" shall mean the credit agreement, dated
February 4, 1998, among APC Holding, Inc., as Borrower, and the Initial Lenders named therein, and Nationscredit Commercial Corporation, as Collateral Agent and as Initial Issuing Bank, and Nationsbridge, L.L.C., as Administrative Agent. The term "Indenture" shall mean the indenture, dated April 23, 1998, among Indesco International, Inc., Indesco's domestic Restricted Subsidiaries, and Norwest Bank Minnesota, National Association, as trustee.

            Parent and the International Subsidiaries wish to provide (i) for tax sharing payments between the International Subsidiaries and Parent as provided herein and (ii) for payment by Parent of the consolidated federal income tax liability of the Parent Group.

            In consideration of the foregoing, and of the mutual covenants and promises contained herein, Parent and the International Subsidiaries agree as follows:

            1. General Provisions

                  1.1 Each International Subsidiary agrees to join with Parent in the filing of a Consolidated Return for any taxable year for which Parent files a Consolidated Return that includes such International Subsidiary.

                  1.2 Each International Subsidiary hereby irrevocably designates Parent as its agent for the purpose of taking any and all action necessary or incidental to the filing of Consolidated Returns. Each International Subsidiary agrees, in connection with any tax matter, promptly to furnish Parent with any and all information requested by Parent, to cooperate with Parent in filing any return or consent or in seeking any refund or ruling and to take any other action Parent requests, including, without limitation, making elections and requesting extensions of time within which to file tax returns.

                  1.3 Any reasonable fees and expenses for legal, accounting and other professional services ("Parent Group Return Fees") rendered in connection with the preparation of a Consolidated Return shall be allocated among the members of the Parent Group in proportion to the ratio of (i) each member's gross revenue for the taxable year with respect to which the Fees are paid to
(ii) the total gross revenue of all of the Parent Group for such taxable year. Any Fees arising from the administration of this Agreement shall be allocated among Parent and the International Subsidiaries in proportion to the ratio of
(i) Parent's and each International Subsidiary's gross revenue for the taxable year with respect to which the Fees are paid to (ii) the total gross revenue of Parent and all of the International Subsidiaries for such taxable year.


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                  1.4 Each International Subsidiary shall cooperate fully with
Parent in any tax audit, controversy or other administrative or legal proceeding relating to a Consolidated Return or other tax matter (an "Audit"). Expenses of any such Audit that involves International Subsidiaries, to the extent not allocated under Section 1.3 above, shall be allocated among the members of the Parent Group in proportion to the ratio of (i) the sum, if positive, of net reductions of deduction and loss and net increases of income and gain for each member of the Parent Group as a result of the Audit for the taxable year or years involved in the Audit to (ii) the total of the amounts described in the preceding clause (i) for all members of the Parent Group for such taxable year or years or, if there is no member of the Parent Group for which the amount described in clause (i) is a positive number, in proportion to the ratio of (i) each member of the Parent Group's gross revenue for the taxable year or years involved in the Audit to (ii) the total gross revenue of the Parent Group for such taxable year or years. Parent shall have sole discretion and control, to be exercised in good faith, as to the undertaking, conduct, settlement or other disposition of any Audit arising out of or related to this Tax Sharing Agreement, any Consolidated Return or any other tax matter.

                  1.5 Parent shall cause each United States corporation that is or becomes a member of the same affiliated group (within the meaning of Section 1504 of the Code) as International and Parent, and that guarantees any of the obligations of International under the Credit Agreement or the Indenture, to become a party to this agreement.

                  1.6 Parent will pay the consolidated federal income tax liability, including payments of estimated tax, of the Parent Group for each taxable year (and any portion thereof). Parent will defend, indemnify and hold harmless each member of the International Group from and against any liability for federal income taxes, provided such member has paid all amounts required to be paid by such member under this Agreement.

            2. Payments

                  2.1 For each taxable year, each International Subsidiary shall, at the times specified herein, pay to Parent the amount determined in accordance with Section 3 below (defined in Section 3 below as a "Tax Sharing Payment").

                  For each quarter of each taxable year, at least three business days before the date on which a payment of estimated federal income tax would, if owed, be made by Parent under Code Section 6655 (an "Estimated Tax Payment Date"), each International Subsidiary shall pay to Parent the amount that such


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International Subsidiary would owe if the International Group's estimated tax liability were determined in the same manner that the International Group Separate Tax Liability is determined under Section 3 below and such International Subsidiary's share of such estimated tax liability were determined in the same manner that its Tax Sharing Payment is determined pursuant to
Section 3 below.

                  At least three days before the due date, without extension, of the Consolidated Return for each taxable year (a "Return Payment Date"), each International Subsidiary shall pay to Parent any portion of its Tax Sharing Payment for such taxable year that was not previously paid to Parent pursuant to the previous paragraph.

                  2 2.2 Any underpayment of a Tax Sharing Payment that an International Subsidiary owes to Parent shall be added to the payment otherwise required to be made by such International Subsidiary to Parent on the Estimated Tax Payment Date or Return Payment Date next following the date on which the amount of the underpayment first becomes reasonably ascertainable.

                  If the aggregate payments made by an International Subsidiary under Section 2.1 above for a taxable year exceed the amount determined to be the International Subsidiary's Tax Sharing Payment for such taxable year, the overpayment shall be repaid to the International Subsidiary within 60 days after the Return Payment Date.

            3. Computation of Tax Sharing Payments

                  For each taxable year, Parent shall, in good faith, determine the aggregate amount that would be owed by the International Group as federal income tax if the International Group were not affiliated with the Parent Group but instead were a separate affiliated group (within the meaning of Section 1504 of the Code), of which International was the common parent, that filed a consolidated federal income tax return for such taxable year that included only the members of the International Group, taking into account all of the provisions of the Code and Treasury Regulations thereunder and computed, to the extent applicable, in accordance with the actual elections, accounting methods, conventions and other determinations made or used in preparing Parent's original or, if an amended return is filed, Parent's Amended Consolidated Return (the amount determined under this paragraph is referred to as the "International Group Separate Tax Liability"). In computing the International Group Separate Tax Liability, the International Group shall be entitled to take into account the carryover and carryback of losses and credits of the International Group, but only to the extent such


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losses and credits arose in a taxable period during which this Tax Sharing
Agreement applied, and after taking into account any and all limitations on the use of such losses and credits imposed under the Code and the Treasury Regulations thereunder.

                  For each taxable year, Parent shall, in good faith determine the federal income tax that would be owed by each member of the International Group if it were not a member of the International Group, but instead were a stand-alone corporation filing its own federal income tax return, taking into account all provisions of the Code and Treasury Regulations thereunder and computed, to the extent applicable, in accordance with the actual elections, accounting methods, conventions and other determinations made or used in preparing Parent's original or, if an amended return is filed, Parent's Amended Consolidated Return, (the amount determined under this paragraph is referred to as the "International Subsidiary Separate Tax Liability"). In computing the International Subsidiary Separate Tax Liability, an International Subsidiary shall be entitled to take into account the carryover and carryback of losses and credits of the International Subsidiary, but only to the extent such losses and credits arose in a taxable period during which this Tax Sharing Agreement applied, and after taking into account any and all limitations on the use of such losses and credits imposed under the Code and the Treasury Regulations thereunder.

                  The "Tax Sharing Payment" of each International Subsidiary shall be an amount equal to the product of the International Group Separate Tax Liability and a fraction the numerator of which is the International Subsidiary Separate Tax Liability of the International Subsidiary and the denominator of which is the sum of the International Subsidiary Separate Tax Liabilities of all of the International Subsidiaries.

                  In no event shall the International Group or an International Subsidiary be entitled (i) to a payment from Parent or from another Indesco Subsidiary on account of the utilization by Parent or the other Indesco Subsidiary of a loss, credit or other tax attribute, or a carryover or carryback of a loss, credit or other tax attribute, of the International Group or the International Subsidiary or (ii) except as provided in this Section 3 or in
Section 4.2 below, to any reduction of the International Group Separate Tax Liability on account of a carryover or carryback of a loss, credit or other tax attribute of the International Group or International Subsidiary.


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            4. Adjustments

                  4.1 Any adjustment to the income, deduction or credit of an International Subsidiary occurring after a Consolidated Return has been filed for a taxable year, whether by reason of an amended return, a claim for refund, a carryback or an audit (an "Adjustment") shall be given effect, as soon as the amount of the Adjustment becomes reasonably ascertainable, by redetermining the International Subsidiary's Tax Sharing Payment for such taxable year as if the Adjustment had been part of the original determination hereunder.

                        Any interest and penalties that are owed to a taxing authority in connection with an Adjustment shall be allocated among the International Subsidiaries in proportion to the increases in their Tax Sharing Payments as a result from the Adjustment, as determined by Parent. Each International Subsidiary whose Tax Sharing Payment is increased by an Adjustment promptly shall pay to Parent the amount of such increase together with the International Subsidiary's allocable share of any interest and penalties.

                        Any decrease in the Tax Sharing Payment of an International Subsidiary, as a result of an Adjustment or a carryback described in Section 4.2 below, shall be repaid to the International Subsidiary as soon as practicable after Parent has received any refund or reduction in tax liability to which it is entitled as a result of the Adjustment and after the determinations required to be made hereunder to determine the decrease in the International Subsidiary's Tax Sharing Payment for the taxable year have been made.

                  4.2 If the International Group has a net operating or a net capital loss for a taxable year, determined in the manner that the International Group Separate Tax Liability is determined under Section 3 above, the loss shall be carried back and deducted in the carryback period prescribed by Code Section 172 or 1212, as the case may be, and, to the extent of the loss remaining after it is carried back to prior taxable years not covered by this Tax Sharing Agreement, shall be carried back to and deducted in computing the International Group Separate Tax Liability for prior taxable years covered by this Tax Sharing Agreement, but only in the manner and to the extent that the loss would have been carried back and deducted under Code Section 172 had it constituted a net operating loss deduction or Code Section 1212 had it constituted a net capital loss deduction, as such provisions would have applied to a separate consolidated return of the International Group, taking into account any and all limitations on the use of such losses imposed by the Code and the Treasury Regulations thereunder.


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                        Adjustments to the International Group Separate Tax
Liability for a taxable year covered by this Tax Sharing Agreement, as a result of the carryback of a loss pursuant to this Section 4.2, shall be taken into account as an Adjustment in the manner provided in Section 4.1 above. The principles of this Section 4.2 shall be similarly applied to excess credits for any taxable year covered by this Tax Sharing Agreement.

            5. State Taxes

                  5.1 Each International Subsidiary agrees, at the request of Parent, to join with Parent in a consolidated, combined or unitary state or local income, franchise, net worth or like tax return (a "Combined Return") for any taxable year for which Parent determines that it or an Indesco Subsidiary is permitted or required to file a Combined Return that is permitted or required to include such International Subsidiary.

                  5.2 Parent shall pay or cause to be paid the tax liability reported on a Combined Return and will defend, indemnify and hold harmless each member of the International Group from and against any liability for taxes reported on such Combined Return, provided such member has paid all amounts required to be paid by such member under this Agreement.

                  5.3 Each International Subsidiary that is included in a Combined Return shall pay to Parent the amount of state and local income, franchise, net worth and like tax that would have been payable by such International Subsidiary if it had not been included in the Combined Return, but instead had filed on a separate basis (the "Separate State and Local Tax Liability"); provided, however, that if such Subsidiary is required to be included in a Combined Return and, but for such requirement, a prudent business person would not have elected to include such Subsidiary in the Combined Return, it shall pay to Parent the greater of (i) its Separate State and Local Tax Liability or (ii) the amount that bears the same ratio to the total tax liability shown on the Combined Return as such Subsidiary's taxable income apportioned to the state or local tax jurisdiction with which the Combined Return is filed bears to the total taxable income apportioned to such jurisdiction reported on the Combined Return.

                  5.4 Except as otherwise provided in this section 5, the principles of this agreement that apply with respect to federal taxes also shall apply with respect to state taxes.


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            6. Determinations in Good Faith. Parent shall act in good faith in taking any action and in making any determinations and computations that Parent is required to make hereunder.

            7. Disputes. In the event of a disagreement between Parent and an International Subsidiary with respect to any calculation, payment or other determination required to be made pursuant to this Agreement, the determination of Parent's independent tax counsel or independent accounting firm of nationally recognized standing shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

            8. Effectiveness and Termination. This Agreement shall be effective with respect to (i) any taxable year of Parent that ends after the Effective Date in which there is filed a Consolidated Return or a Combined Return and (ii) any taxable year of an International Subsidiary in which the International Subsidiary is included in a Consolidated Return or a Combined Return, provided that this Agreement shall not terminate as to any such taxable year prior to termination of the Credit Agreement and Indenture. This Agreement shall remain in effect with respect to a former International Subsidiary after the former International Subsidiary is no longer a member of the Parent Group, but only with respect to taxable years in which the former International Subsidiary was a member of the Parent Group or was included in a Consolidated Return or a Combined Return.

            9. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one agreement.

            10. Governing Law. This Tax Sharing Agreement shall be governed by the laws applicable to contracts entered into and to be fully performed within the State of New York by residents thereof.

            11. Successors and Assigns. This Tax Sharing Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.


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            12. Miscellaneous. No amendment or waiver of this Tax Sharing
Agreement shall be effective unless and until such amendment or waiver is submitted to and approved by the Administrative Agent, as defined in the Credit Agreement, as provided in ss.5.03(s) of the Credit Agreement, and until consent of the Trustee is obtained pursuant to the Indenture.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

INDESCO HOLDINGS CO.                  INDESCO INTERNATIONAL, INC.


By: /s/ Ariel Gratch, President        By: /s/ Ariel Gratch, Vice Chairman
   __________________________            ____________________________

CONTINENTAL SPRAYERS INTERNATIONAL, INC.


By: /s/ L.H. Dixey, Jr., Vice         AFA PRODUCTS, INC.
         President
    __________________________
                                      By: /s/ L.H. Dixey, Jr., CFO
                                         ____________________________

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